STATEMENT OF REGISTERED INVESTMENT COMPANIES

PURSUANT TO RULE 17g-1 UNDER THE 1940 ACT

Pursuant to Rule 17g-1 under the Investment Company Act of 1940, the undersigned registered investment management company hereby states, on behalf of each of the funds in the Aquila Group of Funds, as follows:

The premium for the four million dollar insured bond covering the Aquila Group of Funds has been paid through the period ending October 31, 2024.

Dated this 9th day of November 2023.

The Aquila Group of Funds

/s/ Randall S. Fillmore
Randall S. Fillmore
Chief Compliance Officer

Trust	Total Assets 09/30/23	Minimum Bond Required

Aquila Funds Trust:
Aquila High Income Fund	$96,231,222
Aquila Opportunity Growth Fund	113,465,742
	$209,696,964	$600,000

Aquila Municipal Trust:
Aquila Churchill Tax-Free Fund of Kentucky	156,770,552
Aquila Narragansett Tax-Free Income Fund	185,878,685
Aquila Tax-Free Fund of Colorado	147,945,002
Aquila Tax-Free Fund For Utah	299,253,988
Aquila Tax-Free Trust of Arizona	191,426,546
Aquila Tax-Free Trust of Oregon	438,720,356
	$1,419,995,129	1,250,000

Hawaiian Tax-Free Trust	478,724,292	750,000

TOTALS	$2,108,416,385	$2,600,000